EXHIBIT 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006
202.857.6000 main 202.857.6395 fax

afslaw.com

October 21, 2024

iCoreConnect, Inc.

529 Crown Point Road, Suite 250

Ocoee, Florida 34761

Ladies and Gentlemen:

We have acted as counsel to iCoreConnect Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 27,425,287 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) including:

(i)	3,700,000 shares of Common Stock (the “Purchase Shares”) issuable pursuant to that certain Purchase Agreement dated August 16, 2024;

(ii)	300,000 shares of Common Stock issued as Commitment Fee Shares (as defined in the Registration Statement); and

(iii)	up to 2,847,452 shares of Common Stock (the “July Note Shares”) issuable upon the conversion of certain convertible notes that were issued on July 31, 2024 (the “July Notes”);

(iv)	50,734 shares of Common Stock issued as commitment shares (the “Commitment Shares”) in connection with the issuance of the July Notes,

(v)

up to 11,203,700 shares of our common stock (the “Warrant Shares”) issuable upon the exercise of certain warrants (the “Warrants”) issued on July 31, 2024 in connection with a waiver agreement (the “Waiver Agreement”);

(vi)

up to 2,617,174 shares of our common stock (the “May Note Shares”) issuable upon the conversion of a convertible note in aggregate principal amount of $304,700 that was issued on May 8, 2024 (the “May Note”); and

(vii)

up to 6,706,227 shares of Common Stock (the “August Note Shares”, and together with the July Note Shares, and the May Note Shares, the “Notes Shares”) issuable upon the conversion of certain convertible notes that were issued effective August 1, 2024 (the “August Notes”, and together with the July Note, and the May Note, the “Notes”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Notes, the Warrants and the Waiver Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Notes Shares initially issuable upon conversion of the Notes when issued by the Company in the circumstances contemplated by the Notes, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

2. The Warrant Shares initially issuable upon conversion of the Warrants when issued by the Company in the circumstances contemplated by the Warrants, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable

3. The Commitment Shares and the Commitment Fee Shares issuances were duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

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October 21, 2024 Page 2

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff, LLP